Exhibit 14.1

                              E COM VENTURES, INC.

                       CODE OF BUSINESS CONDUCT AND ETHICS

               ADOPTED BY THE BOARD OF DIRECTORS ON APRIL 20, 2004

The Board of Directors of E Com Ventures, Inc. (together with its subsidiaries, the "COMPANY") has adopted this code of ethics (this "CODE") to:

o promote honest and ethical conduct, including fair dealing and the ethical handling of conflicts of interest;

o     promote full, fair, accurate, timely and understandable disclosure;

o promote compliance with applicable laws and governmental rules and regulations;

o ensure the protection of the Company's legitimate business interests, including corporate opportunities, assets and confidential information; and

o     deter wrongdoing.

All directors, officers and employees of the Company are expected to be familiar with this Code and to adhere to those principles and procedures set forth in this Code that apply to them. Other applicable policies and procedures of the Company are set forth in the employee manual you received when you joined the Company and in other documents setting forth the Company's policies and procedures that have been provided to you.

For purposes of this Code, the "Code of Ethics Contact Person" will be A. Mark Young, the Company's Chief Financial Officer.

I.    HONEST AND CANDID CONDUCT

Each director, officer and employee owes a duty to the Company to act with integrity. Integrity requires, among other things, being honest and candid. Deceit and subordination of principle are inconsistent with integrity.

Each director, officer and employee must:

o     Act  with  integrity,  including  being  honest  and  candid  while  still
      maintaining  the   confidentiality   of  information   where  required  or
      consistent with the Company's policies.


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o     Observe  both the form and  spirit  of laws  and  governmental  rules  and regulations, accounting standards and Company policies.

o     Adhere to a high standard of business ethics.

II.   CONFLICTS OF INTEREST

A "conflict of interest" occurs when an individual's private interest interferes or appears to interfere with the interests of the Company. A conflict of interest can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. For example, a conflict of interest would arise if a director, officer or employee, or a member or his or her family, receives improper personal benefits as a result of his or her position in the Company. Any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest should be discussed with the Code of Ethics Contact Person.

Service to the Company should never be subordinated to personal gain and advantage. Conflicts of interest should, wherever possible, be avoided.

In particular, clear conflict of interest situations involving directors, executive officers and other employees who occupy supervisory positions or who have discretionary authority in dealing with any third party specified below may include the following:

o     any significant ownership interest in any supplier or customer;

o any consulting or employment relationship with any customer, supplier or competitor;

o any outside business activity that detracts from an individual's ability to devote appropriate time and attention to his or her responsibilities with the Company;

o the receipt of non-nominal gifts or excessive entertainment from any company with which the Company has current or prospective business dealings;

o being in the position of supervising, reviewing or having any influence on the job evaluation, pay or benefit of any immediate family member; and

o selling anything to the Company or buying anything from the Company, except on the same terms and conditions as comparable directors, officers or employees are permitted to so purchase or sell.

Such situations should always be discussed with the Code of Ethics Contact Person and, if material (as determined by the Code of Ethics Contact Person)


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will be submitted to the Audit Committee (the "AUDIT COMMITTEE") of the Board of
Directors for approval.

Anything that would present a conflict for a director, officer or employee would likely also present a conflict if it is related to a member of his or her family.

III.  DISCLOSURE

Each director, officer or employee involved in the Company's disclosure process, including the Chief Executive Officer and the Chief Financial Officer and the senior financial and accounting officers of each subsidiary of the Company (the "SENIOR FINANCIAL OFFICERS"), is required to be familiar with and comply with the Company's disclosure controls and procedures and internal control over financial reporting, to the extent relevant to his or her area of responsibility, so that the Company's public reports and documents filed with the Securities and Exchange Commission ("SEC") comply in all material respects with the applicable federal securities laws and SEC rules. In addition, each such person having direct or supervisory authority regarding these SEC filings or the Company's other public communications concerning its general business, results, financial condition and prospects should, to the extent appropriate within his or her area of responsibility, consult with other Company officers and employees and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.

Each director, officer or employee who is involved in the Company's disclosure process, including without limitation the Senior Financial Officers, must:

o Familiarize himself or herself with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company.

o Not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company's independent auditors, governmental regulators and self-regulatory organizations.

o Properly review and critically analyze proposed disclosure for accuracy and completeness (or, where appropriate, delegate this task to others).

IV.   COMPLIANCE

It is the Company's policy to comply with all applicable laws, rules and regulations. It is the personal responsibility of each employee, officer and director to adhere to the standards and restrictions imposed by those laws, rules and regulations as well as the Company's employee manuals and policy statements issued from time to time.


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It is against Company policy and in many  circumstances  illegal for a director, officer or employee to profit from undisclosed information relating to the Company or any other company. Any director, officer or employee may not purchase or sell any of the Company's securities while in possession of material nonpublic information relating to the Company. Also, any director, officer or employee may not purchase or sell securities of any other company while in possession of any material nonpublic information relating to that company.

Any director, officer or employee who is uncertain about the legal rules involving a purchase or sale of any Company securities or any securities in companies that he or she is familiar with by virtue of his or her work for the Company, should consult with the Code of Ethics Contact Person before making any such purchase or sale.

No director, officer or employee of the Company (nor any person acting on behalf of a director, officer or employee) may make, directly or indirectly, any payment to any government official or other person in order to influence an official act or decision or to induce an official to use his or her influence to affect or influence a government; and

All directors, officers and employees of the Company are required to (i) prepare accurate and verifiable business records (as defined in the policy), (ii) never make or conceal false or misleading entries in any record of the Company and
(iii) maintain complete and accurate records for the time periods they are needed for the Company's business purposes and as required by law.

V.    REPORTING AND ACCOUNTABILITY

The Audit Committee of the Board of Directors of the Company is responsible for applying this Code to specific situations in which questions are presented to it and has the authority to interpret this Code in any particular situation. Any director, officer or employee who becomes aware of any existing or potential violation of this Code is required to notify the Code of Ethics Contact Person promptly. Failure to do so is itself a violation of this Code.

Any questions relating to how this Code should be interpreted or applied should be addressed to the Code of Ethics Contact Person. A director, officer or employee who is unsure of whether a situation violates this Code should discuss the situation with the Code of Ethics Contact Person to prevent possible misunderstandings and embarrassment at a later date.

Each director, officer or employee must:

o Notify the Code of Ethics Contact Person promptly of any existing or potential violation of this Code.

o Not retaliate against any other director, officer or employee for reports of potential violations that are made in good faith.


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The Company will follow the following  procedure in investigating  and enforcing this Code, and in reporting on the Code:

o Violations and potential violations will be reported by the Code of Ethics Contact Person, after appropriate investigation, to the Audit Committee in the case of a violation or potential violation by a director or executive officer of the Company or the employee's supervisor in the case of a violation by any other employee.

o The Audit Committee or the employee's supervisor, as the case may be, will take all appropriate action to investigate any violations reported to them after appropriate investigation.

o If the Audit Committee or the employee's supervisor, as the case may be, determines that a violation has occurred, they will inform the Board of Directors, in the case of a violation by a director or executive officer, or the Chief Executive Officer, in the case of a violation by any other employee.

Upon being notified that a violation has occurred, the Audit Committee or the Chief Executive Officer, as the case may be, will take such disciplinary or preventive action as it deems appropriate, up to and including dismissal or, in the event of criminal or other serious violations of law, notification of appropriate governmental authorities.

From time to time, the Company may waive some provisions of this Code. Any waiver of the Code for executive officers or directors of the Company may be made only by the Board of Directors and must be promptly disclosed as required by the rules of the United States Securities and Exchange Commission and the Nasdaq Stock Market. Any waiver for other employees may be made only by the employee's supervisor or such other person as is designated by the Chief Executive Officer.

VI.   CORPORATE OPPORTUNITIES

Directors, officers and employees owe a duty to the Company to advance the Company's business interests when the opportunity to do so arises. Directors, officers and employees are prohibited from taking (or directing to a third party) a business opportunity that is discovered through the use of corporate property, information or position, unless the Company has already been offered the opportunity and turned it down. More generally, directors, officers and employees are prohibited from using corporate property, information or position for personal gain and from competing with the Company.

Sometimes the line between personal and Company benefits is difficult to draw, and sometimes there are both personal and Company benefits in certain activities. Directors, officers and employees who intend to make use of Company property or services in a manner not solely for the benefit of the Company should consult beforehand with the Code of Ethics Contact Person.


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VII.  CONFIDENTIALITY

In carrying out the Company's business, directors, officers and employees often learn confidential or proprietary information about the Company, its customers, clients, suppliers, or joint venture parties. Directors, officers and employees must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally mandated. Confidential or proprietary information of the Company, and of other companies, includes any non-public information that would be harmful to the relevant company or useful or helpful to competitors if disclosed.

VIII. FAIR DEALING

We have a history of succeeding through honest business competition. We do not seek competitive advantages through illegal or unethical business practices. Each director, officer and employee should endeavor to deal fairly with the Company's customers, clients, service providers, suppliers, competitors and employees. No director, officer or employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice.

IX.   PROTECTION AND PROPER USE OF COMPANY ASSETS

All directors, officers and employees should protect the Company's assets and ensure their efficient use. All Company assets should be used only for legitimate business purposes.


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